Exhibit 4.4

THIS CONVERTIBLE PROMISSORY NOTE AND ANY SECURITIES INTO WHICH THIS CONVERTIBLE PROMISSORY NOTE IS CONVERTIBLE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THIS CONVERTIBLE PROMISSORY NOTE AND ANY SECURITIES INTO WHICH THIS CONVERTIBLE PROMISSORY NOTE IS CONVERTIBLE ARE SUBJECT TO RESTRICTIONS ON TRANSFER CONTAINED IN THAT CERTAIN NOTE AND WARRANT PURCHASE AGREEMENT, DATED             , 2015, WHICH RESTRICTIONS ON TRANSFER ARE INCORPORATED HEREIN BY REFERENCE.

CONVERTIBLE PROMISSORY NOTE

$	, 2015

Palo Alto, California

FOR VALUE RECEIVED, CATALYST BIOSCIENCES, INC., a Delaware corporation (the “Company”), promises to pay to the order of                     , or its registered assigns (“Holder”), the principal sum of $         with interest on the outstanding principal amount at the rate of twelve percent (12%) per annum (computed on the basis of actual calendar days elapsed and a year of 360 days) or, if less, at the highest rate of interest then permitted under applicable law, not compounded. Interest shall commence with the date hereof and shall continue on the outstanding principal of this Convertible Promissory Note (this “Note”) until paid or converted in accordance with the provisions hereof. Interest shall be payable on the last business day of each calendar year that this Note remains outstanding. This Note represents a general unsecured obligation of the Company.

1. Definitions. Capitalized terms used herein but not otherwise defined shall have the meanings provided therefor in the Agreement (as defined below).

2. Note and Warrant Purchase Agreement. This Note is issued pursuant to the terms of that certain Note and Warrant Purchase Agreement (the “Agreement”) dated as of             , 2015, by and among the Company and the investors set forth in the Schedule of Investors attached thereto as Exhibit A. This Note is one of a series of notes (the “Notes”) having like tenor and effect (except for variations necessary to express the name of the holder, the principal amount of each of the Notes and the date on which each Note is issued) issued or to be issued by the Company in accordance with the terms of the Agreement. The Notes shall rank equally without preference or priority of any kind over one another, and all payments on account of principal and interest with respect to any of the Notes shall be applied ratably and proportionately on the outstanding Notes on the basis of the principal amount of the outstanding indebtedness represented thereby.

3. Maturity. Subject to Section 6 through 8, unless sooner paid or converted in accordance with the terms hereof, the entire unpaid principal amount and all unpaid accrued interest shall become fully due and payable on May     , 2016 (the “Maturity Date”), provided however, that if no Qualified Financing has occurred by such date, the Maturity Date may be extended by the written consent of the holders of Notes representing 66 2/3% of the aggregate principal amount outstanding under all Notes (a “Majority-in-Interest”).

4. Payments.

(a) Form of Payment. All payments of interest and principal (other than payment by way of conversion) shall be in lawful money of the United States of America to Holder, at the address specified in the Agreement, or at such other address as may be specified from time to time by Holder in a written notice delivered to the Company. All payments shall be applied first to accrued interest, and thereafter to principal.

(b) Prepayment. Prepayment of principal under this Note without the express written consent of Holder is not permitted. The Company may, at any time, without the consent of the Holder, prepay any accrued and unpaid interest on this Note through the date of prepayment. Any prepayment shall be made on a pro rata basis, if of interest, among the holders of the Notes, and if of principal, among the holders of Notes consenting to such prepayment.

5. Conversion Upon Qualified Financing.

(a) Conversion into Qualified Financing Securities. In the event that the Company, at any time after the date of issuance of this Note and prior to the payment or conversion in full of this Note pursuant to Section 6 or 7, shall consummate a Qualified Financing, then the outstanding principal amount and unpaid accrued interest of this Note shall be automatically converted, at the initial closing and on the same terms and conditions of the Qualified Financing, into shares of the Qualified Financing Securities at a conversion price equal to the price per share paid by investors for the Qualified Financing Securities in the Qualified Financing (as adjusted for stock split, stock dividends, recapitalizations and the like).

(b) Ancillary Agreements. In connection with a conversion pursuant to Section 5(a), Holder agrees to execute and deliver to the Company any documents reasonably requested by the Company to be executed by the investors in the Qualified Financing, including without limitation a stock purchase agreement, an investors’ rights agreement, a right of first refusal and co-sale agreement and a voting agreement, thereby agreeing to be bound by all obligations and receive all rights thereunder. If the Company is unable to obtain Holder’s signature on any such document within three (3) business days of delivery thereof to Holder, whether due to any cause, then by the acceptance of this Note, Holder hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as Holder’s agent and attorney-in-fact, to act for and on its behalf and stead, to execute and deliver any such document with the same force and effect as if executed and delivered by Holder.

6. Optional Conversion Upon Non-Qualified Financing.

(a) Conversion into Non-Qualified Financing Securities. In the event that the Company, at any time after the date of issuance of this Note and prior to the repayment or conversion in full of this Note pursuant to Section 5 or 7, shall consummate a Non-Qualified Financing, then the Holder shall have the option, in such Holder’s sole discretion, to elect that the outstanding principal amount and unpaid accrued interest of this Note, at the initial closing of such Non-Qualified Financing and on the same terms and conditions of the Non-Qualified Financing, be converted into shares of the Non-Qualified Financing Securities issued in such Non-Qualified Financing at a conversion price equal to the price per share paid by investors for the Non-Qualified Financing Securities in the Non-Qualified Financing (as adjusted for stock split, stock dividends, recapitalizations and the like).

(b) Ancillary Agreements. In connection with a conversion pursuant to Section 6(a), Holder agrees to execute and deliver to the Company any documents reasonably requested by the Company to be executed by the investors in the Non-Qualified Financing, including without limitation a stock purchase agreement, an investors’ rights agreement, a right of first refusal and co-sale agreement and a voting agreement, thereby agreeing to be bound by all obligations and receive all rights thereunder. If the Company is unable to obtain Holder’s signature on any such document within three (3) business days of delivery thereof to Holder, whether due to any cause, then by the acceptance of this Note, Holder hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as Holder’s agent and attorney-in-fact, to act for and on its behalf and stead, to execute and deliver any such document with the same force and effect as if executed and delivered by Holder.

7. Optional Conversion into Series E Preferred Stock. At any time after the date of issuance of this Note and prior to the repayment or conversion in full of this Note pursuant to Section 5 or 6, Holder shall have the option, in Holder’s sole discretion, to elect that the outstanding principal amount and unpaid accrued interest of this Note be converted into shares of Series E Preferred Stock of the Company at a conversion price equal to $1.2706 (as adjusted for stock split, stock dividends, recapitalizations and the like).

8. Conversion Procedures.

(a) Effectiveness of Conversion. At such time as such conversion has been effected, the rights of Holder under this Note, to the extent of the conversion, shall cease, and Holder shall thereafter be deemed to have become the holder of record of the shares of capital stock issuable upon such conversion.

(b) Issuance of Certificates. As soon as is reasonably practicable after a conversion has been effected and return of this original Note to the Company for cancellation together, if applicable, with executed copies of such documents as are required to be executed by the Holder in connection with such conversion, including the documents referenced in Section 5(b) and 6(b), the Company shall deliver to Holder a certificate or certificates representing the number of shares of capital stock (excluding any fractional share) issuable by reason of such conversion in such denomination or denominations as Holder has specified. Notwithstanding the above, the Company shall not be obligated to issue such certificate or certificates unless this original Note is delivered to the Company, or the Holder notifies the Company that this original Note has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with this Note.

(c) No Fractional Shares. If any fractional share of capital stock would, except for the provisions hereof, be deliverable upon conversion of this Note, the Company, in lieu of delivering such fractional share, shall pay an amount equal to the value of such fractional share, as determined by the per share conversion price used to effect such conversion.

(d) Issuance Costs. The issuance of certificates for shares of capital stock issuable upon conversion of this Note shall be made without charge to Holder for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of such shares of capital stock. Upon conversion of this Note, the Company shall take all such actions as are necessary in order to ensure that the capital stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable.

9. Lost, Stolen, Destroyed or Mutilated Notes. In case any Note shall be mutilated, lost, stolen or destroyed, the Company shall issue a new Note of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of any mutilated Note, or in lieu of any Note lost, stolen or destroyed, upon receipt of evidence satisfactory to the Company of the loss, theft or destruction of such Note.

10. Governing Law. This Note is to be construed in accordance with and governed by the laws of the State of Delaware, without regard to any conflicts of law provisions thereof.

11. Amendment and Waiver. Any term of this Note and all Notes issued pursuant to the Agreement may be amended and the observance of any term of this Note and all Notes issued pursuant to the Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and a Majority-in-Interest; provided, however, that (i) no such amendment or waiver that adversely affects Holder in a disproportionate manner than other holders of Notes and (ii) no amendment to the principal amount of any Note shall be effected without such Holder’s consent. Any amendment or waiver effected in accordance with this section shall be binding upon the Company, Holder and the holders of all Notes issued pursuant to the Agreement.

12. Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Note shall be made in accordance with Section 5.6 of the Agreement.

13. Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

14. Assignment. The Company shall not have the right to assign its rights and obligations hereunder or any interest herein.

15. Remedies Cumulative; Failure or Indulgence Not a Waiver. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents. No failure or delay on the part of Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

16. Excessive Interest. Notwithstanding any other provision herein to the contrary, this Note is hereby expressly limited so that the interest rate charged hereunder shall at no time exceed the maximum rate permitted by applicable law. If, for any circumstance whatsoever, the interest rate charged exceeds the maximum rate permitted by applicable law, the interest rate shall be reduced to the maximum rate permitted, and if Holder shall have received an amount that would cause the interest rate charged to be in excess of the maximum rate permitted, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing hereunder (without charge for prepayment) and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal, such excess shall be refunded to the Company.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by its officers, thereunto duly authorized as of the date first above written.

CATALYST BIOSCIENCES, INC.

By:
Nassim Usman, Ph.D.,
President & Chief Executive Officer